Exhibit 3.1

Execution Version

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

OF

BELK, INC.

This Second Amendment to Second Amended and Restated Bylaws of Belk, Inc., a Delaware corporation (the “Corporation”), is dated as of this 23rd day of August, 2015 (this “Second Amendment”).

Recitals

A. The Second Amended and Restated Bylaws of the Corporation were previously adopted by the Board of Directors of the Corporation.

B. The Board of Directors of the Corporation has hereby amended the Second Amended and Restated Bylaws as set forth below, in accordance with Article VII of the Second Amended and Restated Bylaws of the Corporation, effective as of the date of this Second Amendment.

Second Amendment

NOW, THEREFORE, the Second Amended and Restated Bylaws of the Corporation are hereby amended as follows:

1. By inserting a new ARTICLE VII to read as follows:

“	ARTICLE VII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its current or former directors, officers or other employees, or stockholders arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-laws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers or other employees, or stockholders governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Complex Commercial Litigation Division of the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) (any such court, a “Chosen Court”). Any person holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (a) deemed to have notice of and consented to the provisions of this Article VII, and (b) deemed to have waived any argument relating to the inconvenience of the Chosen Court in connection with any action or proceeding described in this Article VII. If any action the subject matter of which is within the scope of this Article VII is filed in a court other than a Chosen Court (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Chosen Court in connection with any action brought in any such court to enforce this Article VII (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) with respect to any other person and in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable as to such person or circumstance) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.”

2. The existing ARTICLE VII is hereby renumbered as ARTICLE VIII.

3. Except as specifically amended by this Second Amendment, the Second Amended and Restated Bylaws of the Corporation shall remain the same in all respects and in full force and effect. This Second Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Second Amended and Restated Bylaws of the Corporation other than as expressly set forth herein.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Second Amendment, effective as of the date first above written.

By:	/s/ Ralph A. Pitts
Mr. Ralph A. Pitts
Executive Vice President, General Counsel and Secretary

[Signature Page to Second Amendment to Second Amended and Restated Bylaws of Belk, Inc.]